Exhibit 99.1

               Carpenter Technology Reports Second Quarter Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--Jan. 23, 2004--Carpenter Technology Corporation (NYSE:CRS) today reported that stronger demand in key markets, continued improvement in its operating performance and certain non-operating items had a positive impact on its earnings for the second fiscal quarter ended December 31, 2003.
    Net sales for the recent second quarter were $226.3 million compared to $210.2 million for the same period a year ago. Last year's second quarter included $6.4 million from companies that were subsequently divested.
    Net income in the second quarter was $7.5 million or $.31 per diluted share, compared to a net loss of $7.1 million or $.34 per diluted share a year ago. This year's second quarter included $4.4 million or $.12 per diluted share of non-cash pension and retiree medical expenses. The quarter a year ago benefited from net pension income of $0.8 million or $.02 per diluted share.
    In addition to stronger demand in its key markets and an improved operating performance, Carpenter's recent second quarter net income included the receipt of $5.2 million, or the equivalent of $.14 per diluted share, from the "Continued Dumping and Subsidy Offset Act of 2000." Last year in the second quarter, Carpenter received $2.5 million, or the equivalent of $.07 per diluted share, under this program.
    Net income in the recent second quarter also reflected a $2.4 million settlement of an outstanding state tax matter or the equivalent of $.10 per diluted share.
    Partially offsetting these contributions to net income was a special charge of $2.3 million or $.06 per diluted share associated with the early repayment of debt in the recent second quarter. Last year's second quarter included a special charge of $12.9 million or $.35 per diluted share related primarily to severance and pension related costs of an early retirement program.
    Free cash flow, defined as net cash provided before financing activities but after dividends and excluding the effects of marketable securities, was $9.4 million in the second quarter versus $17.2 million a year ago.
    Carpenter's total debt, net of cash and marketable securities and including amounts outstanding under its receivables purchase facility, was $321.3 million at the end of the recent second quarter. This net debt level is $12.0 million lower than at the end of the previous quarter and $79.8 million lower than a year ago.

    First Half Results

    Net sales for the first six months of the current fiscal year were $439.6 million, compared with last year's level of $424.1 million. For the six-month period a year ago, sales included $11.5 million from companies that were subsequently divested.
    Net income for the first six months of the current fiscal year was $8.0 million or $.32 per diluted share, compared with a net loss of $18.0 million or $.85 per diluted share for the same period a year ago.
    Through the first six months of the current fiscal year, Carpenter had other income of $7.8 million. Other income primarily reflected the receipt of funds under the "Continued Dumping and Subsidy Offset Act of 2000" and payment from a litigation matter. In the same period a year ago, the company had other income of $3.3 million primarily as a result of the receipt of funds under this program.
    Also, Carpenter had a special charge of $2.3 million or $.06 per diluted share in the first six month period of this fiscal year. For the same period a year ago, the company had special charges of $27.0 million or $.73 per diluted share associated with cost reduction initiatives.
    For the first six-months of this fiscal year, the company generated $31.6 million of free cash flow versus $25.9 million for the same period a year ago.

    Second Quarter - Operating Summary

    "We are encouraged by the continued progress in our cost reduction and productivity efforts, which contributed to a significant improvement in our operating performance from a year ago, despite major increases in the cost of raw materials," said Robert J. Torcolini, chairman, president and chief executive officer. "Our performance further benefited from increased demand in several key markets."
    Stronger demand from certain key end-use markets including power generation, automotive and medical, continued in the second quarter. Additionally, demand for product sold to the aerospace market showed a modest increase versus a year ago.
    Carpenter's gross profit in the second quarter improved to $39.9 million or 17.6 percent of sales from $35.9 million or 17.1 percent of sales a year ago. The gross profit in the recent second quarter included non-cash pension and retiree medical expenses of $3.1 million or 1.4 percent of sales. In the second quarter a year ago, the gross profit reflected pension income of $1.1 million or 0.5 percent of sales.
    The improvement in gross profit reflects a better product mix due to stronger demand from key markets, in addition to reduced labor costs from lower employment levels, realized operating efficiencies and better yields. These improvements were partially offset by significantly higher raw material costs.
    Selling and administrative expenses decreased to $29.3 million or
12.9 percent of sales in the recent second quarter from $30.5 million or 14.5 percent of sales a year ago. The decrease occurred despite an increase of $1.0 million in non-cash pension and retiree medical expenses from a year ago.
    As a result of the improvement in gross profit and lower selling and administrative expenses, Carpenter's second quarter income before other income and expense (net sales less cost of sales and selling and administrative expenses) increased to $10.6 million or 4.7 percent of sales from $5.4 million or 2.6 percent of sales a year ago. The increase occurred despite the change in the non-cash pension and retiree medical expense to $4.4 million from non-cash income of $0.8 million in the second quarter a year ago.

    Outlook

    "We continue to aggressively focus on cost reduction initiatives and pricing actions to ensure that we restore acceptable levels of profitability," Torcolini said. "While it is premature to indicate that a recovery is beginning in our key markets, we do believe that these markets have stabilized.
    "We are encouraged by the cost reductions and operating improvements made during the past several quarters and believe that there is substantial opportunity for further improvement in our operating performance despite significant increases in raw material and energy costs."
    Based on current market conditions and excluding the non-cash pension and retiree medical expenses, Carpenter confirmed its expectation of improved year-over-year operating comparisons for the balance of fiscal 2004.
    Additionally, Carpenter now expects that its free cash flow will be in excess of $60 million for the current fiscal year. Carpenter had previously expected its free cash flow to be in excess of $50 million.

    Segment Results - Second Quarter

    Specialty Metals

    Net sales for the quarter ended December 31, 2003 for the Specialty Metals segment, which includes the Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units, were $197.9 million or $19.0 million higher than in the same quarter a year ago.
    SAO sales increased 10.8 percent from the same quarter a year ago due primarily to a better product mix, caused by increased sales of higher value special alloys and stainless steel to the aerospace, power generation and automotive markets. Also contributing to the sales increase were selling price increases due to higher raw material costs. SAO volume declined 6.5 percent due to reduced demand from certain consumer and industrial segments and an intentional reduction of marginally profitable products.
    Dynamet's sales increased 15.4 percent in the second quarter versus a year ago, largely related to increased volumes to the medical market. CPP's sales were 8.1 percent higher than a year ago.
    Income for the Specialty Metals segment was $15.0 million, which was $10.2 million higher than last year.
    The increase in income reflects an improved product mix, lower labor costs from reduced employment levels, better yields, realized operating efficiencies and lower selling and administrative expenses. This operating performance was partially offset by substantially higher raw material costs.

    Engineered Products Segment

    Net sales for this segment, which includes sales of fabricated metal and ceramic components, were $28.9 million, as compared to $31.6 million a year ago. Last year's second quarter included $6.4 million in sales from businesses that were subsequently divested. Sales in this segment were driven by increased demand by the aerospace, power generation, automotive and medical markets.
    Income for the Engineered Products segment was $4.4 million in the second quarter or flat with a year ago. Income in the quarter a year ago included $0.6 million from companies that were subsequently divested.

    Segment Results - Year-to-Date

    Specialty Metals

    Net sales for the first six months of fiscal 2004 for the Specialty Metals segment were $387.6 million, compared to $364.9 million for the same period a year ago.
    SAO sales increased 5.9 percent from a year ago, due to stronger demand from several key markets including aerospace, power generation and automotive. SAO volume was 8.2 percent lower than last year, due to reduced demand from certain consumer and industrial segments and an intentional reduction of marginally profitable products.
    Dynamet's sales increased 11.2 percent during the first six months versus the same period a year ago. The increase is due primarily to higher volumes sold to the medical and high performance motorsport markets. CPP's sales were 8.1 percent higher than a year ago.
    Income for the Specialty Metals segment was $26.3 million during the first six months of fiscal 2004 or $18.6 million higher than the same period a year ago. The increase reflects an improved product mix, lower labor costs from reduced employment levels, better yields, realized operating efficiencies and lower selling and administrative expenses.

    Engineered Products Segment

    Net sales for this segment through the first six months of fiscal 2004 were $53.0 million as compared to $60.1 million for the same period a year ago. The period a year ago included $11.5 million from businesses that were subsequently divested. This group of companies benefited from stronger demand from the aerospace, power generation, automotive and medical markets.
    Income for the Engineered Products segment for the first six months of fiscal 2004 was $6.9 million versus $6.6 million for the same period a year ago. Income in the period a year ago included $0.8 million from companies that were subsequently divested. The increase in income was primarily associated with stronger demand from key markets and cost savings initiatives.

    Net Pension Credit

    In the second quarter of fiscal 2004, Carpenter had non-cash pension and retiree medical expenses of $4.4 million or $.12 per diluted share. This compares to net pension income of $0.8 million or $.02 per diluted share for the same quarter a year ago. The net pension amount is actuarially determined as of each June 30 and typically held constant throughout the fiscal year.
    For the first six months of the current fiscal year, non-cash pension and retiree medical expenses were $8.8 million or $.24 per diluted share. For the first six months a year ago, Carpenter had net pension income of $1.9 million or $.05 per diluted share.
    The pension expense is a non-cash item, as the company's defined benefit pension plan remains well funded and, as in prior years, the company is not required to make a cash contribution to the plan.

    Special Charges

    In the second quarter of fiscal 2004, Carpenter incurred a special charge of $2.3 million or $.06 per diluted share. The charge was incurred as a result of a $20 million open market purchase of medium term notes previously issued by the company and the unwinding of interest rate swaps associated with the partial repayment of foreign currency loans.
    In the second quarter a year ago, Carpenter incurred a special charge of $12.9 million or $.35 per diluted share. The charge was related to costs from the early retirement of certain production and maintenance employees.
    In the first quarter a year ago, Carpenter incurred a special charge of $14.2 million or $.38 per diluted share for the costs of eliminating salaried positions and for losses on asset disposals.

    Other Items

    In the second quarter of fiscal 2004, selling and administrative expenses of $29.3 million were 12.9 percent of sales versus $30.5 million or 14.5 percent of sales in the quarter a year ago. Selling and administrative expenses included non-cash pension and retiree medical expenses of $1.3 million in the current second quarter versus $0.3 million in the quarter a year ago.
    For the first six months of fiscal 2004, selling and administrative expenses of $58.0 million were 13.2 percent of sales compared to $62.2 million or 14.7 percent of sales in the same period a year ago. For the first six months of the current fiscal year, non-cash pension and retiree medical expenses included in selling and administrative expenses were $2.6 million versus $0.5 million a year ago.
    The favorable impacts of lower salary and benefits, depreciation and amortization, and professional fees were the primary reasons for the decline.
    For the most recent second quarter, interest expense of $6.2 million was $1.6 million less than last year due to reduced debt levels and lower interest rates.
    For the first six months of fiscal 2004, interest expense was $12.5 million or $3.3 million lower than the same period a year ago.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow for the second quarter was $9.4 million as compared to $17.2 million a year ago. For the six-month period ended December 31, 2003, free cash flow was $31.6 million as compared to $25.9 million for the same period a year ago.
    Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs. At the end of the second quarter, Carpenter had approximately $170 million available under its credit facilities.

    Conference Call

    Carpenter will host a conference call and webcast on Friday, January 23, at 10 a.m., Eastern Time, to discuss the results of operations for the second quarter.
    Please call 610-208-2800 for details on the conference call. The call will also be made available through www.vcall.com.
    Carpenter produces and distributes specialty materials, including stainless steels, titanium alloys, superalloys and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com, with selected products sold online at www.carpenterdirect.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2003, its Form 10-Q for the first quarter and its most recent registration statement on Form S-4, filed on September 16, 2003, as amended on October 3, 2003. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive, industrial and consumer, all of which are subject to changes in general economic and financial market conditions; 2) the ability of Carpenter to ensure adequate supplies of raw materials and to recoup increased costs of electricity, natural gas, and raw materials, such as nickel, through increased prices and surcharges; 3) domestic and foreign excess manufacturing capacity for certain metals that Carpenter produces; 4) fluctuations in currency exchange rates, resulting in increased competition and downward pricing pressure on certain Carpenter products; 5) the degree of success of government trade actions; 6) fluctuations in capital markets that could impact the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 7) the potential cost advantages that new competitors or competitors who have reorganized through bankruptcy may have; 8) the transfer of manufacturing capacity from the United States to foreign countries; 9) the consolidation of customers and suppliers. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations; and
10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.



                   CONSOLIDATED STATEMENT OF INCOME
                 (in Millions, Except per Share Data)

                                  Three Months Ended  Six Months Ended
                                      December 31       December 31
                                   ----------------- -----------------
                                     2003     2002     2003     2002
                                   -------- -------- -------- --------

NET SALES                           $226.3   $210.2   $439.6   $424.1

Cost of sales                        186.4    174.3    365.7    354.6
                                   -------- -------- -------- --------
Gross profit                          39.9     35.9     73.9     69.5

Selling and administrative expenses   29.3     30.5     58.0     62.2
Special charge                         2.3     12.9      2.3     27.0
Interest expense                       6.2      7.8     12.5     15.8
Other income, net                     (6.1)    (3.1)    (7.8)    (3.3)
                                   -------- -------- -------- --------

Income (loss) before income taxes      8.2    (12.2)     8.9    (32.2)
Income tax expense (benefit)           0.7     (5.1)     0.9    (14.2)
                                   -------- -------- -------- --------
NET INCOME (LOSS)                     $7.5    ($7.1)    $8.0   ($18.0)
                                   ======== ======== ======== ========

EARNINGS (LOSS) PER COMMON SHARE:
 Basic                               $0.32   ($0.34)   $0.32   ($0.85)
                                   ======== ======== ======== ========
 Diluted                             $0.31   ($0.34)   $0.32   ($0.85)
                                   ======== ======== ======== ========

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
   Basic                              22.4     22.3     22.4     22.3
                                   ======== ======== ======== ========
   Diluted                            23.3     22.3     23.3     22.3
                                   ======== ======== ======== ========
Cash dividends per common share    $0.0825  $0.0825  $0.1650  $0.4125
                                   ======== ======== ======== ========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.


                             PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in Millions)

                                                     Six Months Ended
                                                        December 31
                                                     -----------------
                                                       2003     2002
                                                     -------- --------

OPERATIONS:
  Net income (loss)                                     $8.0   ($18.0)
  Adjustments to reconcile net income (loss) to
   net cash provided from operations:
    Depreciation                                        24.8     27.3
    Amortization                                         4.8      4.6
    Deferred income taxes                               (2.6)    (6.7)
    Net pension expense (income)                         8.8     (1.9)
    Net loss on asset disposals                          0.2      0.6
    Special charge                                        --     25.6
  Changes in working capital and other:
    Receivables                                         (5.9)    25.5
    Inventories                                        (10.7)    (2.4)
    Other current assets                                (1.4)    (5.4)
    Accounts payable                                     3.1     (9.2)
    Accrued current liabilities                          3.1     (4.3)
    Income tax refund                                    0.3     11.2
    Other, net                                           6.2     (6.4)
                                                     -------- --------
Net cash provided from operations                       38.7     40.5
                                                     -------- --------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software            (3.2)    (5.3)
  Proceeds from disposals of plant and equipment         0.6      0.7
  Purchases of marketable securities                   (18.7)      --
                                                     -------- --------
Net cash used for investing activities                 (21.3)    (4.6)
                                                     -------- --------

FINANCING ACTIVITIES:
  Net change in short-term debt                         (9.3)    (1.7)
  Payments on long-term debt                           (20.1)    (1.1)
  Checks not cleared                                    (3.7)      --
  Dividends paid                                        (4.5)   (10.0)
  Proceeds from issuance of common stock                 1.2       --
                                                     -------- --------
Net cash used for financing activities                 (36.4)   (12.8)
                                                     -------- --------

Effect of exchange rate changes on cash and cash
 equivalents                                            (0.2)     0.6
                                                     -------- --------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS       (19.2)    23.7
Cash and cash equivalents at beginning of period        53.5     18.7
                                                     -------- --------
Cash and cash equivalents at end of period             $34.3    $42.4
                                                     ======== ========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.


                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in Millions)

                                                December 31  June 30
                                                    2003       2003
                                                 ---------- ----------
ASSETS
Current Assets:
  Cash and cash equivalents                          $34.3      $53.5
  Marketable securities                               18.7         --
  Accounts receivable, net                           120.9      113.8
  Inventories                                        191.8      180.9
  Other current assets                                40.8       21.1
                                                 ---------- ----------
     Total current assets                            406.5      369.3

Property, plant and equipment, net                   629.1      651.7
Prepaid pension cost                                 250.3      253.7
Goodwill                                              46.3       46.3
Trademarks and trade names, net                       24.8       25.4
Other assets                                          47.9       53.5
                                                 ---------- ----------
Total assets                                      $1,404.9   $1,399.9
                                                 ========== ==========

LIABILITIES
Current liabilities:
  Short-term debt                                     $8.6      $17.1
  Accounts payable                                    67.7       68.2
  Accrued compensation                                16.6       13.5
  Accrued income taxes                                 8.9        6.1
  Accrued liabilities                                 38.9       40.6
  Deferred income taxes                               14.0        4.3
  Current portion of long-term debt                    0.1        0.1
                                                 ---------- ----------
     Total current liabilities                       154.8      149.9

Long-term debt, net of current portion               355.6      378.9
Accrued postretirement benefits                      187.1      182.4
Deferred income taxes                                165.1      166.7
Other liabilities                                     39.7       47.4
                                                 ---------- ----------
Total liabilities                                    902.3      925.3
                                                 ---------- ----------

STOCKHOLDERS' EQUITY
  Convertible preferred stock                         19.6       10.2
  Common stock                                       117.6      117.3
  Capital in excess of par value - common stock      200.7      199.8
  Reinvested earnings                                207.2      203.7
  Common stock in treasury, at cost                  (37.7)     (38.3)
  Deferred compensation                               (6.7)      (3.8)
  Accumulated other comprehensive income (loss)        1.9      (14.3)
                                                 ---------- ----------
     Total stockholders' equity                      502.6      474.6
                                                 ---------- ----------

Total liabilities and stockholders' equity        $1,404.9   $1,399.9
                                                 ========== ==========


                             PRELIMINARY
                        SEGMENT FINANCIAL DATA
                            (in Millions)

                                  Three Months Ended  Six Months Ended
                                      December 31       December 31
                                   ----------------- -----------------
                                     2003     2002     2003     2002
                                   -------- -------- -------- --------

Net sales:
  Specialty Metals                  $197.9   $178.9   $387.6   $364.9
  Engineered Products                 28.9     31.6     53.0     60.1
  Intersegment                        (0.5)    (0.3)    (1.0)    (0.9)
                                   -------- -------- -------- --------
  Consolidated net sales            $226.3   $210.2   $439.6   $424.1
                                   ======== ======== ======== ========

Operating results:
  Specialty Metals                   $15.0     $4.8    $26.3     $7.7
  Engineered Products                  4.4      4.4      6.9      6.6
  Net pension (expense) income        (4.4)     0.8     (8.8)     1.9
  Corporate costs                     (4.4)    (4.6)    (8.5)    (8.9)
  Special charge                      (2.3)   (12.9)    (2.3)   (27.0)
  Interest expense                    (6.2)    (7.8)   (12.5)   (15.8)
  Other income, net                    6.1      3.1      7.8      3.3
                                   -------- -------- -------- --------

   Consolidated income (loss)
    before income taxes               $8.2   ($12.2)    $8.9   ($32.2)
                                   ======== ======== ======== ========

Carpenter is organized in the following business units: Specialty Alloys Operations, Dynamet, Carpenter Powder Products and Engineered Products. For segment reporting, the Specialty Alloys Operations, Dynamet and Carpenter Powder Products operating segments have been aggregated into one reportable segment, Specialty Metals, because of the similarities in products, processes, customers, distribution methods and economic characteristics.

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.


                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                            (in Millions)

                                  Three Months Ended Six Months Ended
                                      December 31       December 31
                                   ----------------- -----------------
FREE CASH FLOW                       2003     2002     2003     2002
                                   -------- -------- -------- --------

Net cash provided from operations    $12.6    $21.1    $38.7    $40.5
Purchases of plant, equipment and
 software                             (1.6)    (2.2)    (3.2)    (5.3)
Proceeds from disposals of plant
 and equipment                         0.5      0.5      0.6      0.7
Dividends paid                        (2.1)    (2.2)    (4.5)   (10.0)
                                   -------- -------- -------- --------
Free cash flow                        $9.4    $17.2    $31.6    $25.9
                                   ======== ======== ======== ========

Free cash flow is a measure of cash generated which management evaluates for alternative uses and has chosen to apply to debt repayment.

                                December 31  September 30  December 31
NET DEBT                            2003         2003         2002
                                ------------ ------------ ------------

Accounts receivable purchase
 facility                             $10.0        $10.0        $10.0
Short-term debt                         8.6         17.0         15.9
Current portion of long-term
 debt                                   0.1          0.1         50.1
Long-term debt, net of current
 portion                              355.6        378.6        367.5
                                ------------ ------------ ------------
Total Debt                            374.3        405.7        443.5
Cash                                  (34.3)       (72.4)       (42.4)
Marketable securities                 (18.7)          --           --
                                ------------ ------------ ------------
Net Debt                             $321.3       $333.3       $401.1
                                ============ ============ ============

Accumulated cash and marketable securities are expected to be used for debt repayment until a targeted debt to capital ratio is achieved.

                                  Three Months Ended Six Months Ended
                                      December 31       December 31
NET SALES ADJUSTED FOR             ----------------- -----------------
DIVESTED COMPANIES                   2003     2002     2003     2002
                                   -------- -------- -------- --------

Net sales                           $226.3   $210.2   $439.6   $424.1
Divested companies                      --     (6.4)      --    (11.5)
                                   -------- -------- -------- --------
Net sales adjusted for divested
 companies                          $226.3   $203.8   $439.6   $412.6
                                   ======== ======== ======== ========


                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                 (in Millions, Except per Share Data)

                                  Three Months Ended Six Months Ended
                                      December 31       December 31
                                   ----------------- -----------------
NET PENSION EXPENSE (INCOME)         2003     2002     2003     2002
                                   -------- -------- -------- --------

Pension plan expense (income)         $2.2    ($4.1)    $4.4    ($8.2)
Other postretirement benefit
 expense                               2.2      3.3      4.4      6.3
                                   -------- -------- -------- --------
                                       4.4     (0.8)     8.8     (1.9)
Income tax (benefit) expense          (1.7)     0.3     (3.3)     0.8
                                   -------- -------- -------- --------
Net pension expense (income)          $2.7    ($0.5)    $5.5    ($1.1)
                                   ======== ======== ======== ========

Pension expense (income) per share   $0.12   ($0.02)   $0.24   ($0.05)
                                   ======== ======== ======== ========

Weighted average diluted common
 shares                               23.3     22.3     23.3     22.3
                                   ======== ======== ======== ========


                                  Three Months Ended Six Months Ended
                                      December 31       December 31
                                   ----------------- -----------------
SPECIAL CHARGE                       2003     2002     2003     2002
                                   -------- -------- -------- --------

Premium on early retirement of
 debt                                 $2.3      $--     $2.3      $--
Reductions in workforce                 --      6.2       --     17.4
Pension plan curtailment loss           --      6.7       --      6.7
Writedown of certain assets             --       --       --      2.9
                                   -------- -------- -------- --------
Special charge                         2.3     12.9      2.3     27.0
Income tax benefit                    (0.8)    (5.2)    (0.8)   (10.8)
                                   -------- -------- -------- --------
Special charge, net of income
 taxes                                $1.5     $7.7     $1.5    $16.2
                                   ======== ======== ======== ========

Special charge per share             $0.06    $0.35    $0.06    $0.73
                                   ======== ======== ======== ========

Weighted average diluted common
 shares                               23.3     22.3     23.3     22.3
                                   ======== ======== ======== ========


                                  Three Months Ended Six Months Ended
                                      December 31       December 31
                                   ----------------- -----------------
INCOME BEFORE OTHER INCOME           2003     2002     2003     2002
 AND EXPENSE                       -------- -------- -------- --------


Net sales                           $226.3   $210.2   $439.6   $424.1
Cost of sales                       (186.4)  (174.3)  (365.7)  (354.6)
Selling and administrative
 expenses                            (29.3)   (30.5)   (58.0)   (62.2)
                                   -------- -------- -------- --------
Income before other income and
 expense                             $10.6     $5.4    $15.9     $7.3
                                   ======== ======== ======== ========



    CONTACT: Carpenter Technology Corporation
             Investors:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com
              or
             Media:
             Katharine B. Marshall, 610-208-3034
             kmarshall@cartech.com